November 11, 1999



Dear Stockholder:

It is our pleasure to invite you to the Annual Meeting of Stockholders of Webco Industries, Inc. to be held on Wednesday, December 1, 1999, at 3:00 p.m. (Central Standard Time), at 9101 West 21st Street, Sand Springs, Oklahoma.

Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

We sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to your attendance.


                                  Sincerely,


                                  /s/ F. William Weber
                                  F. William Weber
                                  Chairman

                            WEBCO INDUSTRIES, INC.
                             9101 West 21st Street
                         Sand Springs, Oklahoma 74063


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                          To be held December 1, 1999




     Notice is hereby given that the Annual Meeting of Stockholders of Webco Industries, Inc. (the "Company") will be held at 9101 West 21st Street, Sand Springs, Oklahoma, on Wednesday, December 1, 1999, at 3:00 p.m. (Central Standard Time) for the following purposes:

1.   to elect two directors of the Company;

2. to consider and act upon a proposal to confirm the appointment of PricewaterhouseCoopers LLP as the independent certified public accountants of the Company; and

3. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on October 29, 1999 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                  By order of the Board of Directors,


                                  /s/ Michael P. Howard
                                  Michael P. Howard,
                                  Assistant Secretary

November 11, 1999

                            WEBCO INDUSTRIES, INC.
                             9101West 21st Street
                         Sand Springs, Oklahoma 74063

                               PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                               December 1, 1999

     This Proxy Statement is furnished to the stockholders of Webco Industries, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, December 1, 1999, at the offices of the Company at 9101 West 21st Street, Sand Springs, Oklahoma, at 3:00 p.m. (central standard time), and any adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about November 11, 1999.

     Only stockholders of record at the close of business on October 29, 1999, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date the Company had outstanding 7,073,723 shares of common stock, par value $.01 per share (the "Common Stock"), which are the only securities of the Company entitled to vote at the stockholders meeting. Each share of Common Stock is entitled to one vote. Voting rights are non-cumulative. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a particular matter, proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy intend to vote FOR the election of the nominees for director listed herein and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants of the Company for the current year. Directors are elected by plurality vote (i.e., the nominee receiving the highest number of affirmative votes of the shares voting for the board seat under consideration will be elected). The ratification of the re-appointment of PricewaterhouseCoopers LLP will require the affirmative vote of a majority of the shares of Common Stock voting on the proposal. Abstentions and broker non-votes will not be counted as votes cast on any matter to which they relate.

     The Board of Directors does not know of any other matter that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

     Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless, at any time prior to voting of the proxy, the stockholder so attending the meeting notifies the Secretary of the Company, in writing, of his or her withdrawal of the proxy.

     The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses.

 Security Holdings of Principal Stockholders, Directors and Executive Officers
 -----------------------------------------------------------------------------

     The table below sets forth the beneficial ownership of the Common Stock as of July 31, 1999 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director,
(iii) each of the executive officers of the Company, including the executive officers named in the "Summary Compensation Table" below, and (iv) all directors and executive officers of the Company as a group.

                                                                  Amount and Nature
                                                                  of Beneficial       Percent
Name                      Position                                Ownership           of Class
----                      --------                                ---------           -------
F. William Weber          Chairman of the Board and Chief         2,078,397 (1)        29.4%
                          Executive Officer

Dana S. Weber             Vice Chairman of the Board,               810,431 (3)        11.4
                          President, Chief Operating Officer

Kimberly A.W. Frank       Assistant Secretary                       393,316 (3)         5.6

Robert N. Pressly         Vice President and General Manager -      385,000 (4)         5.4
                          QuikWater Division

Christopher L. Kowalski   Director and President of Phillips &      415,000 (4)         5.9
                          Johnston, Inc.

Kenneth E. Case           Director                                   10,500 (2)           *

Neven C. Hulsey           Director                                   10,500 (2)           *

Frederick C. Ermel        Director                                   17,500 (2)           *

H. Lee Beard              Chief Information Officer,                 73,828 (2)         1.0
                          Vice President - Management
                          Systems

David E. Boyer            Vice President - Sales & Marketing,       112,936 (2)         1.6
                          and Secretary

Michael P. Howard         Chief Financial Officer, Vice              47,569 (2)           *
                          President - Finance and Administration,
                          Treasurer and Assistant Secretary

Stuart D. Keeton          Vice President and General Manager -       32,017 (2)           *
                          Stainless Products Division

Thomas M. Lewis           Vice President and General Manager -       88,561 (2)         1.3
                          Oil City Division

William F. Obermark       Vice President and General Manager -      101,201 (2)         1.4
                          Southwest Tube Division

Thomas M. Willey          Vice President - Materials Management      36,137 (2)           *

All directors and executive                                       4,612,893            65.2
officers of the Company as a
group (fifteen persons)

*   -   Less than 1%

(1) F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank (the "Weber Family") each hold his or her shares in a revocable living trust. F. William Weber and Martha A. Weber are husband and wife and are co-trustees of the trusts established by each other. Certain members of the Weber Family (F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank) may be deemed to be a "group," as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and to share beneficial ownership of the shares owned by each other member of the Weber Family. Each member of the Weber Family disclaims beneficial ownership of the shares owned by each other member of the Weber Family, except Mr. and Mrs. F. William Weber as to the shares owned by the other (shares shown in the table for each member of the Weber Family do not include shares as to which beneficial ownership is disclaimed as aforesaid). In addition, members of the Weber Family disclaim beneficial ownership of certain shares included in those shown for them in the table, as follows: Mr. and Mrs. F. William Weber disclaim beneficial ownership of 262,648 shares held in an irrevocable trust, of which they are the trustees, for the benefit of Ashley R. Weber; Dana S. Weber disclaims beneficial ownership of 2,000 shares held in an irrevocable trust, of which she is the trustee, for the benefit of the children of Kimberly A.W. Frank; and Kimberly A.W. Frank disclaims beneficial ownership of 1,000 shares held in an irrevocable trust, of which she is a co-trustee, for the benefit of the child of Dana S. Weber. The address of each such stockholder is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063.

(2) Includes shares of Common Stock that directors and executive officers had the right to acquire on September 30, 1999 as follows: Dana S. Weber, 12,800; Kimberly A.W. Frank, 400; Dr. Kenneth E. Case, 9,000; Neven C. Hulsey, 10,500; Frederick C. Ermel, 10,500; H. Lee Beard, 16,400; David
     E. Boyer, 16,400; Michael P. Howard, 9,200; Stuart D. Keeton, 16,400; Thomas M. Lewis, 16,400; William F. Obermark, 16,400; and Thomas M. Willey, 16,400.

(3)  See Footnotes (1) and (2) above.

(4) The address of Robert N. Pressly and Christopher L. Kowalski is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063.

ELECTION OF DIRECTORS


     The Board of Directors is presently composed of six members, four of whose terms as directors continue past the date of the Annual Meeting. At the Annual Meeting two directors are to be elected, and they are to hold office for a three-year term and until their successor has been elected and qualified.
If the nominees should become unavailable for any reason, which is not anticipated, the proxy will be voted for any substitute nominee who may be selected by the Board of Directors prior to or at the meeting, or, if no substitute is selected by the Board of Directors prior to or at the meeting, for a motion to reduce the membership of the Board of Directors to the number of remaining directors. The nominees for director will be elected by a plurality of the votes cast (i.e. the nominee for the board seat being considered receiving the highest number of affirmative votes of the shares voting will be elected).


Nominees for Election at the Annual Meeting
-------------------------------------------
Name                        Age            Positions with Company             Director Since
----                        ---            ----------------------             --------------
F. William Weber            73             Chairman of the Board and Chief              1969
                                             Executive Officer
Dana S. Weber               41             Vice Chairman of the Board,                  1990
                                             President and Chief Operating
                                             Officer

Directors Whose Terms Continue
------------------------------
Name                        Age            Positions with Company             Director Since
----                        ---            ----------------------             --------------
Dr. Kenneth E. Case         55             Director                                     1995

Frederick C. Ermel          56             Director                                     1993

Neven C. Hulsey             65             Director                                     1993

Christopher L. Kowalski     46             Director, President of Phillips &            1998
                                             Johnston, Inc.

Executive Officers who are not Directors
----------------------------------------
Name                        Age            Positions with Company                   Officer Since
----                        ---            ----------------------                   -------------
H. Lee Beard                57             Chief Information Officer and Vice                1987
                                             President - Management Systems
David E. Boyer              39             Vice President - Sales and Marketing,             1992
                                             and Secretary
Michael P. Howard           35             Chief Financial Officer, Vice President -         1997
                                             Finance and Administration,
                                             and Treasurer
Stuart D. Keeton            41             Vice President and General Manager -              1995
                                             Stainless Products Division
Thomas M. Lewis             64             Vice President - Carbon Products                  1984

Robert N. Pressly           63             Vice President and General Manager-               1998
                                             QuikWater Division
William F. Obermark         58             Vice President - Corporate Development            1984

Thomas M. Willey            56             Vice President - Materials Management             1995

     F. William Weber is Chairman of the Board and Chief Executive Officer of the Company, positions he has held with the Company or its predecessors since founding the Company in 1969. Mr. Weber's term as a Director of the Company expires in December 1999. Mr. Weber also serves on the Advisory Board of Selco Industries Corporation, Inc., a privately-held manufacturer of promotional timepieces, and is Chairman of the Board of Custom Containers International ("C-CAM"), a company owned by the Weber Family which manufactures intermodal tank containers, and Diversified Plastics, Inc. ("Diversified"), a company owned by F. William Weber which primarily manufactures plastic access panels and performs some packaging services. Mr. Weber is not actively involved in the day-to-day operations of C-CAM or Diversified.

     Dana S. Weber became President of the Company in June 1995, and is also Vice Chairman of the Board and Chief Operating Officer, positions she has held since June 1990. Ms. Weber's term as a Director of the Company expires in December 1999. Ms. Weber was the acting Chief Financial Officer of the Company from August 1994 to July 1995. Ms. Weber served as Chief Financial Officer and Treasurer of the Company from 1986 to June 1990. Ms. Weber has been with the Company or its predecessors in various positions since 1977. Ms. Weber also serves on the Board of C-CAM, but has not been actively involved in the day-to-day operations of C-CAM since March 1, 1994. Ms. Weber is the daughter of F. William Weber.

     Dr. Kenneth E. Case has been a Director of the Company since July 1995. Dr. Case's term as a Director of the Company expires in December 2001. Dr. Case has been a Regents Professor of Industrial Engineering and Management at Oklahoma State University since August 1975. He is a licensed professional engineer and was named the Outstanding Engineer in Oklahoma in 1987. His specialties include quality and reliability engineering, economic analysis and production planning and control. Dr. Case was a Senior Examiner on the Malcolm Baldrige National Quality Award from 1988 to 1990, and on the Panel of Judges from 1991 to 1993. He is a member of the National Academy of Engineering, considered among the highest professional distinctions accorded an engineer, and a Fellow of the Institute of Industrial Engineers and the American Society for Quality Control. Dr. Case has also been project director on over twenty sponsored research projects and has published over 100 articles and co-authored three books.

     Frederick C. Ermel has been a Director of the Company since November 1993. Mr. Ermel's term as a Director of the Company expires in December 2001. Since September 1990, Mr. Ermel has been President of the Carreden Group, Inc., an investment banking firm and registered broker-dealer. From March 1986 to September 1990, Mr. Ermel was a Managing Director of Paine Weber, Inc., a brokerage and investment banking firm.

     Neven C. Hulsey has been a Director of the Company since December 1993. Mr. Hulsey's term as a Director of the Company expires in December 2000. In January 1997, Mr. Hulsey became an Associate of Eaglestone Capital, a Director of Baron Industries, and is a former Director and former Chairman of the Board of the Earle M. Jorgensen Company ("Jorgensen"), the largest independent distributor of metal products in the United States. From May 1990 until January 1997, Mr. Hulsey was a Director and President and Chief Executive Officer of Jorgensen as well as the Earle M. Jorgensen Holding Company, Inc., the parent of Jorgensen. From 1984 to May 1990, Mr. Hulsey was Chairman of the Board, President, and Chief Executive Officer, of Kilsby-Roberts Holding Co., a predecessor of Jorgensen. Mr. Hulsey has been a Director of International House of Pancakes, Inc., since August 1987. In September 1997, he became an Advisor of the University of Pacific's Business Advisory Board. As of November 1996, Mr. Hulsey completed a five-year term as a Regent of the University of the Pacific, as well as a Director of the Steel & Aluminum Industry and the National Association of Aluminum Distributors.

     Christopher L. Kowalski joined the Company and was elected to fill a vacancy on the board of directors, effective with the closing of the merger between the Company and Phillips & Johnston, Inc. ("P&J"), in June 1998. Mr. Kowalski's term as a director of the Company will expire in December 2000. Mr. Kowalski was a 50% owner of P&J prior to the merger. Mr. Kowalski joined P&J in 1979 and has served as its president since 1987. Prior to his employment with P&J, Mr. Kowalski worked for Central Steel & Wire, Inc.

     H. Lee Beard is Vice President of Management Systems and has been with the Company since November 1987. Mr. Beard has been in the specialty tubing industry since 1979. Mr. Beard was the Chief Executive Officer of C-CAM from April 1989 to January 1990.

     David E. Boyer is Vice President of Sales and Marketing and has held that position since July 1992. Mr. Boyer became Secretary of the Company in November 1993. Mr. Boyer previously served as General Manager-Stainless Division from June 1991 to July 1992; as Product Manager, Stainless Products, from February 1989 to June 1991; and in various other positions with the Company since 1984. Mr. Boyer is a Fall 1998 graduate of the Program for Management Development at Harvard University.

     Michael P. Howard joined the Company as Chief Financial Officer and Vice President of Finance and Administration in January, 1997. Prior to joining the Company, Mr. Howard was Vice President of Finance and Administration and Chief Financial Officer for Multimedia Games Inc. from January 1996 to January 1997. From May 1985 to January 1996 Mr. Howard was with the international accounting firm of Coopers & Lybrand LLP, where he worked in the Business Assurance Group and served as the audit manager on the Company's audit during five years of that period. Mr. Howard is a Certified Public Accountant.

     Stuart D. Keeton has been Vice President and General Manager of Stainless Products since November 1995. Mr. Keeton had previously been the General Manager of Stainless Operations from July 1992 to November 1995, and has been with the Company in various positions since December 1980.

     Thomas M. Lewis has been the Vice President of Carbon Operations since December 1998. Prior to that time he was Vice President and General Manager of the Oil City Division from 1985 to 1998. Prior to 1985 Mr. Lewis was the Company's Vice President of Operations and has held similar positions with the Company since 1982.

     Robert N. Pressly joined the Company in June 1998 as Vice President and General Manager of the QuikWater Division. Prior to joining the Company, Mr. Pressly was Chief Operating Officer of Phillips & Johnston, Inc., of which he owned 50% of the outstanding stock. Prior to joining P&J in 1987, Mr. Pressly served as the Vice President - Sales and Marketing of Webco, a position he had held since 1976. Prior to his employment with Webco, Mr. Pressly was a Regional Sales Manger for Lone Star Steel

     William F. Obermark is the Vice President of Corporate Development, a position he has held since December 1998. From November 1995 until 1998, he was the Vice President and General Manager of the Southwest Tube Division. Mr. Obermark previously was Vice President of Engineering, a position he had held with the Company since June 1984. Mr. Obermark has been with the Company in various positions since 1980, and has been in the specialty tubing industry since 1969.

     Thomas M. Willey has been Vice President of Materials Management since March 1995. Mr. Willey has been with the Company in various purchasing and materials acquisition and management positions since May 1980.

     The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible and that one class shall be elected each year and serve for a three-year term. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors.

Meetings of Board of Directors
------------------------------
     During the fiscal year ended July 31, 1999, the Board of Directors held four meetings. During that period no Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director, and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served during the period.

Board Committees Meetings and Membership
----------------------------------------
     The Company has an Audit Committee of the Board of Directors whose members are: Dr. Kenneth E. Case, Frederick C. Ermel and Neven C. Hulsey; and a Compensation Committee whose members are: F. William Weber, Dr. Kenneth E. Case, Frederick C. Ermel and Neven C. Hulsey.

     The Audit Committee meets with management and the Company's independent accountants to determine the adequacy of internal controls and other financial matters. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company and administers the Company's 1994 Stock Incentive Plan. The Audit Committee held two meetings in fiscal 1999, and the Compensation Committee held three meetings in fiscal 1999.

Directors' Compensation
-----------------------
     Pursuant to the Company's 1994 Stock Incentive Plan (the "Plan"), each director who is not an employee of the Company receives an initial grant (either on the date the Plan was adopted or on the date such person first becomes a director) of options to purchase 3,000 shares of Common Stock. Thereafter, each outside director, on January 1 of each year, will receive options to purchase 1,500 shares of Common Stock. All such options will be exercisable at the fair market value at the date of grant, commencing six months after the date of grant. In fiscal 1999, each of Messrs. Case, Ermel and Hulsey received options to purchase 1,500 shares of Common Stock at a price of $6.63 per share. Outside directors who are not members of the Compensation Committee are also eligible for discretionary grants under the Plan. In addition, directors of the Company who are not employees receive directors' fees of $10,000 per year and $1,500 for each Board meeting or committee meeting attended in person ($2,000 if such director is the Chairman of the Board or the committee) and $500 (or $1,000, for the Chairman) for each meeting attended by telephone. Outside directors also receive reimbursement of all out-of-pocket expenses related to meetings attended. Officers of the Company who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of the Company.

            RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed PricewaterhouseCoopers LLP, the Company's independent certified public accountants, to audit the books and records of the Company for fiscal year 2000.

     Representatives of PricewaterhouseCoopers LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation
----------------------
     The following table sets forth the cash compensation paid or accrued by the Company for services rendered during fiscal 1999 to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company, whose compensation exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
                              Annual Compensation
                                                                               Other Annual
Name and Principal Position                  Year     Salary       Bonus       Compensation
---------------------------                  ----     ------       -----       ------------
F. William Weber                             1997   $ 445,700    $    -      $          -
   Chairman of the Board and Chief           1998     425,400     157,000 (4)           -
   Executive Officer                         1999     434,300     192,000 (4)           -

Dana S. Weber                                1997   $ 219,000    $    -      $        1,300(1)
   Vice Chairman of the Board, President     1998     252,500      20,000             9,600(2)
   and Chief Operating Officer               1999     265,300     112,000            20,000(2)

Christopher L. Kowalski  (5)                 1999   $ 200,000    $ 18,600    $        5,800(1)
   Director, President of Phillips &
   Johnston, Inc.

David E. Boyer                               1997   $  90,700    $    -      $          -
   Vice President - Sales and Marketing,     1998     107,000         -              20,000(2)
   Secretary                                 1999     115,200      72,000               -

Michael P. Howard                            1997   $  52,821    $    -      $          -
   Vice President - Finance & Admin.,        1998     116,650(3)      -               9,000(2)
   Treasurer and Chief Financial Officer     1999     115,000(3)   57,700             9,000(2)


(1)   Represents the aggregate amount paid by the Company for life insurance policies.
(2)   Represents amounts paid by the Company for the person's benefit in respect of deferred compensation plans maintained for certain of the Company's executives.
(3)   Fiscal years 1998 and 1999 include $5,300 and $8,400, respectively, subsequently repaid to the Company as interest on outstanding advances totaling $147,000 and $175,000, respectively, at July 31, 1998 and 1999.  The note is due January 31, 2001.
(4)   $125,000 of such bonus to Mr. Weber was paid pursuant to an arrangement whereby the bonus was based on a multiple of a measured increase in the market value of the
      Company's Common Stock.  There were no such amounts paid in 1999.  See "Report of the
      Compensation Committee".
(5)   Compensation information for Mr. Kowalski is presented for the period subsequent to the merger of Webco and Phillips and Johnston, Inc.

Note:  Bonuses reflected above as paid in fiscal year 1999 represent fiscal year 1998 performance awards.

Employment Agreements and Termination of Employment Arrangements
----------------------------------------------------------------
     Each of F. William Weber and Dana S. Weber is employed pursuant to an agreement which terminates December 31,1999. The agreements provide for a base salary of $422,706 for Mr. Weber and $225,000 for Ms. Weber, subject to such increases as may be approved by the Compensation Committee, and the use of an automobile. Mr. Weber also receives reimbursement annually for the cost of certain life insurance policies, and the Company pays the cost of life insurance policies for Ms. Weber, as described in the footnotes to the Summary Compensation Table above. Upon the occurrence of a "change in control," each of Mr. Weber and Ms. Weber will be entitled to receive an amount equal to three times the sum of his or her base salary plus the highest bonus paid to him or her in the prior three years (plus such amount as is necessary so that such payment is received net of any special or excise taxes), payable at such person's option in either a lump-sum or over three years with interest. A "change in control" is generally defined in the agreements to have occurred if the Company consummates a merger in which the Company is not the surviving corporation or in which shares of Common Stock are converted into other property, other than a merger in which the holders of the Common Stock immediately prior to such merger have substantially the same proportionate ownership of Common Stock of the corporation surviving such merger, (ii) the Company sells, leases, exchanges, or transfers (in one or a series of related transactions) all or substantially all of its assets, (iii) the Company's stockholders approve a liquidation or dissolution of the Company, (iv) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan sponsored by the Company, becomes the beneficial owner of either
(A) 51% of the Common Stock or (B) a greater percentage of the Common Stock than is held by the Weber Family, or (v) at any time during two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease to constitute at least a majority thereof, unless the election or nomination of each new director during such two-year period was approved by at least two-thirds of the directors then in office who were directors at the beginning of such two-year period.

Stock Options
-------------
     There were no grants of options during fiscal year 1999 to any of the Named Executive Officers.

     The following table shows the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of July 31, 1999. Also reported are the values for "in the money" options which represent positive spread between the exercise price of any such existing stock options and the fiscal year-end price of the Common Stock.


                       Aggregated Option Exercises in 1999
                        and Fiscal Year-End Option Values
                                              Number of Securities        Value of Unexercised
                                             Underlying Unexercised      Options at In-the-Money
                    Number of Securities        Options at Fiscal            Options at Fiscal
                     Underlying Options            Year-End (#)                 Year-End ($)
                 -----------------------    -------------------------   -------------------------
                               Value
Name             Exercised(#) Realized($)   Exercisable Unexercisable   Exercisable Unexercisable
----             -----------  -----------   ----------- -------------   ----------- -------------
F. William Weber     -           -               -             -         $   -         $   -
Dana S. Weber        -           -            12,800        19,200           -             -
Chris L. Kowalski    -           -               -             -             -             -
David E. Boyer       -           -            16,400         9,600           -             -
Michael P. Howard    -           -             9,200        16,800           -             -


Report of the Compensation Committee
------------------------------------
     The Compensation Committee (the "Committee") of the Board of Directors is comprised of Directors who are not officers or employees of the Company, and the Chief Executive Officer. The Committee is responsible for reviewing and making recommendations to the Board of Directors regarding the compensation and benefits of the Company's management personnel.

     As discussed under "Employment Agreements and Termination of Employment Arrangements," the Company entered into employment agreements with F. William Weber, the Company's Chief Executive Officer, and Dana S Weber, the Company's Chief Operating Officer. Because the salary of Mr. Weber during fiscal 1999 has been solely pursuant to his employment agreement, the Committee has not formulated specific policies concerning compensation of the Chief Executive Officer. Based upon its review of the relationship between the salaries of Chief Executive Officers and Chief Operating Officers in comparable companies, the Compensation Committee has established a salary policy for the Chief Operating Officer whereby the base salary for that position is approximately 60% of the base salary of the Chief Executive Officer.

     While decisions regarding salary levels for management personnel, other than the Chief Executive Officer and Chief Operating Officer, are determined by the Chief Executive Officer and the Chief Operating Officer (subject to review by the Committee), the Committee has established general policies designed to enable the Company to reward qualified management personnel and to provide long-term incentives. The Committee's philosophy is that the Company's goals are more likely to be achieved if final compensation is tied to the Company's performance during the year, and that long-term stock options are longer term incentives that are closely aligned with shareholder return. In fiscal 1999, 66,000 new options were granted to 39 employees and management personnel (none of which were senior executives), as authorized by the Compensation Committee. The specific number of options granted was commensurate with the degree of responsibility of the grantee's position and the length of the grantee's employment. No options have been granted to the Chief Executive Officer.

     The Committee has approved supplemental compensation plans for the Chief Executive Officer, Chief Operating Officer and other senior management personnel.

     In order to incent the CEO and COO to operate the Company such that long-term shareholder value is maximized, the Committee awards an annual bonus to the CEO and COO that is equal to the increase in the market value of the Company's Common Stock at a measurement date over an established bonus base stock price times a multiple established by the Committee. The measurement date has been established as two weeks after the Company's fourth fiscal quarter earnings release and the bonus base stock price is typically the market value of the Company's Common Stock on the date the bonus multiple is set by the Committee. Upon payment of a bonus under the plan, the bonus base stock price changes to the stock price upon which the payment was made. Reductions in the bonus base stock price are not made during the measurement period for
subsequent decreases in stock price.   In 1997, the Committee established a
bonus for the CEO on the above terms with a bonus multiple of 50,000 and a bonus base stock price of $5.75. In 1998, $125,000 was paid to the CEO as a bonus on the 1997 multiple and the bonus base stock price was increased to $8.25. In 1998, the Committee established an additional bonus for the CEO and an initial bonus for the COO with multiples of 16,000 and 10,000, respectively, each having a bonus base stock price of $7.25. No bonus was paid on any of the multiples based on the market price of the Company's stock two weeks after the 1998 or 1999 fourth fiscal quarter earnings releases and there were no changes to the bonus base stock price of any of the awards.

     The Committee has approved a bonus compensation plan for the senior staff, including the CEO and COO, that is intended to reward participants for attaining budgetary goals that are established by the Company and approved by the Committee. The plan is designed to pay a target bonus if such budgetary goals are attained and increases or decreases the bonus amount at an accelerated rate if such budgetary goals are exceeded or under-achieved, respectively. In certain circumstances, the Company deposits all or part of any such bonuses to a deferred compensation plan maintained by the Company for the benefit of certain of the Company's executives. The bonuses reflected in the Summary Compensation Table as paid during fiscal year 1999 represent fiscal year 1998 performance awards.


                      MEMBERS OF COMPENSATION COMMITTEE

                               F. William Weber
                             Dr. Kenneth E. Case
                             Frederick C. Ermel
                               Neven C. Hulsey


Compensation Committee Interlocks and Insider Participation in
Compensation Decisions
---------------------------------------------------------------
     The Compensation Committee of the Company's Board of Directors is comprised of Messrs. Weber, Ermel, Hulsey and Case. Mr. Weber is the Chairman of the Board and Chief Executive Officer of the Company. There are no compensation committee interlocks. See "Certain Transactions."

Stock Price Performance Graph
-----------------------------
     The following graph compares on a cumulative basis the percentage change since the Company's initial public offering in February 1994, in the total shareholder return on the Company's Common Stock, with (a) the total return or the AMEX Market Value Index, which is being used as the required broad entity market index, and (b) the total return for a selected peer group index (the "Peer Group"). The Peer Group consists of Huntco Inc., Maverick Tube Corporation, Steel Technologies, Inc. Lone Star Technologies, and Synalloy Corporation. This represents a change from the peer group identified in the prior year by the deletion of Quanex Corp. as a result of the divestiture of their tubing operations. The Company believes the amended peer group better reflects companies related to the Company's industry. The graph assumes (i) investment of $l00 on July 29, 1994 in the Company's Common Stock, the AMEX Market Value Index and the common stock of the Peer Group, and (ii) the reinvestment of all dividends.


           Webco Industries,Inc.     Peer Group     American Stock Exhcange

7/29/94          100.00                100.00              100.00
7/31/95           42.62                 93.95              121.28
7/31/96           37.70                110.30              124.13
7/31/97           45.08                211.06              147.53
7/31/98           51.23                100.53              161.02
7/30/99           29.92                118.32              165.58

                             CERTAIN TRANSACTIONS

C-CAM
-----
     The Company paid C-CAM $612,000 in fiscal 1999 pursuant to a contract with C-CAM for certain fabrication activities at market rates and terms for such activities. In addition, the Company had a receivable balance at July 31, 1999 of $798,000 for amounts paid on behalf of C-CAM.

Diversified Plastics. Inc.
--------------------------
     The Company purchases certain specialty packaging and shipping material from Diversified Plastics, Inc., an entity owned by F. William Weber. Payments made by the Company totaled $177,000 in fiscal 1999

Advances to Affiliates
----------------------
     Mr. F. William Weber, Chairman of the Board and Chief Executive Officer, had an outstanding advance during fiscal 1999 and at July 31, 1999 of $1,200,000. The advance is subject to a note from Mr. Weber, collateralized by certain assets having a current market value of at least double the highest outstanding balance advanced pursuant to the note. The note bears interest at the prevailing rate under the Company's Loan Agreement with its primary lender and is payable at maturity of the note on August 15, 2000.

Loan to Officer
---------------
     Over the past 18 months the Company advanced $175,000 to Mr. Michael P. Howard. The advance is subject to a three-year note collateralized by certain assets. Interest at 5.7% is paid currently ($8,400 during fiscal year 1999). The note is due on January 31, 2001.


STOCKHOLDER PROPOSALS
---------------------
     It is contemplated that the Company's 2000 Annual Meeting of Stockholders will be held on or about December 1, 2000. Stockholders of the Company wishing to include proposals in the proxy material in relation to the Annual Meeting of Stockholders to be held in 2000 must submit the same in writing so as to be received at the executive offices of the Company on or before July 1, 2000. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

                             By Order of the Board of Directors,




                             MICHAEL P. HOWARD
                             Assistant Secretary



November 11, 1999